EXHIBIT 16.1

202206000037 (LLP0033395-LCA) & AF002380 (Registered with PCAOB and MIA) B-11-14, Megan Avenue II 12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Tel: +603-4813 9469 Email : info@jns-associate.com Website : jns-associate.com

January 5, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: UMeWorld Inc. (formerly known as UMeWorld Limited) (“UMeWorld”)

We have resigned from our position as the auditor of UMeWorld effective December 31, 2025.

We have read the statements made by UMeWorld in this Form 8-K regarding our resignation as auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements of this Form 8-K.

Very truly yours,

/s/ J&S Associate PLT

Certified Public Accountants

PCAOB Number: 6743

We have served as the Company’s auditor since 2021.

Kuala Lumpur, Malaysia